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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Western Digital Corporation:

     We consent to the incorporation by reference in the Registration Statements (Nos. 2-76179, 2-97365, 33-57953, 33-9853, 33-15771, 33-60166, 33-60168,
33-51725, 333-20359 and 333-31487) on Form S-8 of Western Digital Corporation of our report dated July 16, 1997, relating to the consolidated balance sheets of Western Digital Corporation as of June 29, 1996 and June 28, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 28, 1997, and the related schedule, which report appears in the June 28, 1997 Annual Report on Form 10-K of Western Digital Corporation.

                                          KPMG PEAT MARWICK LLP

Orange County, California
September 12, 1997